Exhibit 10.1

ACQUISITION AGREEMENT

by and between

Life Clips, Inc.

a Wyoming Corporation

and

Belfrics BT Pvt Ltd

Belfrics Cryptex Pvt Ltd

Belfrics Tanzania Ltd

Belfrics Nigeria Pvt Ltd

Belfrics BT SDN BHD

Belfrics Global SDN BHD

Belfrics Academy SDN BHD

Belfrics International Ltd

Belfrics KK Japan

Belfrics Kenya Ltd

(collectively the “Belfrics Entities”)

and

the Holders of the Equity Securities of the Belfrics Entities

ACQUISITION AGREEMENT

This Acquisition Agreement (the “Agreement”) is dated as of this 7th day of July, 2021 by and among Life Clips, Inc., a Wyoming corporation, (“LCLP”),

Belfrics BT Pvt Ltd, an India corporation

Belfrics Cryptex Pvt Ltd, an India corporation

Belfrics Tanzania Ltd, a Tanzania corporation

Belfrics Nigeria Pvt Ltd, a Nigeria corporation

Belfrics BT SDN BHD, a Malaysia corporation

Belfrics Holding Limited, a Malaysia corporation

Belfrics Academy SDN BHD, a Malaysia corporation

Belfrics International Ltd, a Malaysia corporation

Belfrics Europe SL, a Spain corporation

Belfrics Kenya Ltd, a Kenya corporation

(collectively the “Belfrics Entities”)

and of the holders of the equity securities of Belfrics Entities” identified on Exhibit C hereto (the “Sellers). (LCLP, the Belfrics Entities and the Sellers may be referred to herein as a “party” and collectively as the “parties.”)

RECITALS

WHEREAS, upon the terms and conditions set forth below, the Sellers desire to sell all of the issued and outstanding capital stock of the Belfrics Entities to LCLP, such that, following such transaction, the Belfrics Entities will be a 100% wholly-owned subsidiaries of LCLP; and

WHEREAS, for United States federal income tax purposes, the Parties to this Agreement intend that the transactions described in this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

NOW THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

2

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

“Agreement” means this Acquisition and Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Acquisition and Share Exchange Agreement may be from time to time amended, modified or supplemented.

“The Belfrics Entities Board” means the Board of Directors of The Belfrics Entities.

“Budget” means the budget of the expenditures necessary to attain the agreed upon goals and as set forth on Schedule 2.1(b).

“Business” means (i) the Belfrics Entities’ business as presently conducted; or (ii) LCLP’s business that it clearly intends to conduct in the future.

“Closing Date” has the meaning set forth in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” or “SEC” means the Securities and Exchange Commission of the United States of America.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of the Belfrics Entities, or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

“Exhibits” means the several exhibits referred to and identified in this Agreement.

“GAAP” means, with respect to any Person, Accounting Principles Generally Accepted in the United States of America applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

3

“IFRS” means the International Financial Reporting Standards as set by the IFRS Foundation and the International Accounting Standards Board.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the type and nature that LCLP would be required to file with the Commission if it were a reporting issuer pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).

“Material Adverse Effect” means, when used with respect to LCLP or the Belfrics Entities, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of Sellers or the Belfrics Entities, as the case may be, in each case taken as a whole or (b) materially impair the ability of LCLP or the Belfrics Entities, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which LCLP or the Belfrics Entities, as the case may be, operate.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

4

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and material men and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

“Person” means natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

“Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

5

“Survival Period” has the meaning set forth in Section 12.1.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Tax Group” means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Belfrics Entities is now or was formerly a member.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

ARTICLE 2

ACQUISITION CONSIDERATION

2.1 Consideration. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with any and all applicable laws, SELLERS will transfer, assign, convey, and set over unto LCLP, and LCLP will receive and accept from SELLERS, all of the right, title and interest to all of issued and outstanding shares of capital stock of the Belfrics Entities (the “The Belfrics Entities Stock”), free and clear of any Lien, in exchange for the following Acquisition Consideration:

(a) Preferred Shares. Exchange each issued and outstanding share of The Belfrics Entities common stock for 20,000,000 shares of LCLP Series C Preferred Shares, pursuant to the Designation set forth as Exhibit B.

(b) Financing. The Company shall use its best efforts after Closing to provide The Belfrics Entities, as a wholly owned subsidiary, up to $10,000,000 in the form of an equity investment by Company into the subsidiary. The financing shall be in accordance with the Budget attached hereto as Schedule 2.1(b).

6

(c) Earn Out. Upon obtaining the milestones set forth on Schedule 2.1(c) the Sellers shall be entitled to up to an additional $15,000,000 of Series C Preferred Stock on a pro rata basis.

ARTICLE 3

CLOSING

3.1 Closing. The closing (the “Closing”) of this Acquisition Agreement will occur at the via the electronic exchange of documents, on or before July 30, 2021 (or at such later or earlier date agreed to in writing by the parties) (the “Closing Date”). At the Closing, Sellers will deliver to LCLP the Belfrics Entities Stock and LCLP shall deliver to Sellers the Consideration Shares.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to LCLP:

4.1 Authority. Seller has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which Seller is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Seller is a party, and to perform such obligations under this Agreement and each of the Transaction Documents to which Seller is a party. This Agreement has been, and each of the Transaction Documents to which such Seller is a party will be, duly and validly authorized and approved, executed and delivered by Seller. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto, this Agreement is, and as of the Closing each of the Transaction Documents to which The Belfrics Entities is a party will have been, duly authorized, executed and delivered by The Belfrics Entities and constitute or will constitute the legal, valid and binding obligation of The Belfrics Entities, enforceable against The Belfrics Entities in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.2 No Conflict. Neither the execution or delivery by The Belfrics Entities of this Agreement or any Transaction Document to which The Belfrics Entities is a party, nor the consummation or performance by The Belfrics Entities of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organization Documents of The Belfrics Entities (if The Belfrics Entities is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which The Belfrics Entities is a party or by which the properties or assets of The Belfrics Entities are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which The Belfrics Entities, or any of the properties or assets of The Belfrics Entities, may be subject.

7

4.3 Ownership of The Belfrics Entities Stock. Sellers own, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to LCLP pursuant to this Agreement, the Sellers’s interests in The Belfrics Entities, free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which Sellers is a party or by which Sellers is bound with respect to the issuance, sale, transfer, voting or registration of the Shares. At Closing, LCLP will acquire good, valid and marketable title to all The Belfrics Entities Stock free and clear of any and all liens.

4.4 Litigation. There is no pending proceeding against The Belfrics Entities that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of The Belfrics Entities, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.5 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Sellers will indemnify and hold LCLP harmless against any liability or expense arising out of, or in connection with, any such claim.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES BY THE BELFRICS ENTITIES

The Belfrics Entities represents and warrants to LCLP as follows:

5.1 Authority. The Belfrics Entities is duly formed and validly existing under the laws of the Province of British Columbia, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, either (i) have a material adverse effect on the business, assets or financial condition of The Belfrics Entities, or (ii) materially impair the ability of The Belfrics Entities to perform their material obligations under this Agreement (any of such effects or impairments, a “Material Adverse Effect”). The Belfrics Entities is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

8

5.2 Subsidiaries. The Belfrics Entities does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.3 Articles of Incorporation and Bylaws. The copies of the Articles of Organization of The Belfrics Entities (the “Organizational Documents”) that have been delivered to LCLP prior to the execution of this Agreement are true and complete and have not been amended or repealed. The Belfrics Entities is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

5.4 Authorization and Validity of this Agreement. The execution, delivery and performance by The Belfrics Entities of this Agreement is within The Belfrics Entities’ corporate powers, have been duly authorized by all necessary corporate action, and requires no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government that has not been validly and lawfully obtained, filed or registered, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

5.5 No Violation. None of the execution, delivery or performance by The Belfrics Entities of this Agreement or any other agreement or instrument contemplated hereby to which The Belfrics Entities is a party, nor the consummation by The Belfrics Entities of the transactions contemplated hereby will violate any provision of the Organizational Documents, or violate or be in conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of imposition of any Lien under, any agreement or instrument to which The Belfrics Entities is a party or by which The Belfrics Entities is or will be bound or subject, or violate any laws.

5.6 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by Sellers, LCLP, and The Belfrics Entities, this Agreement is, and as of the Closing each other agreement or instrument contemplated hereby to which The Belfrics Entities is a party, will have been duly authorized, executed and delivered by The Belfrics Entities and will be the legal, valid and binding Agreement of The Belfrics Entities and is enforceable against The Belfrics Entities in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

5.7 Capitalization and Related Matters.

(a) Capitalization. 100% of The Belfrics Entities Stock is owned by the SELLERS. There are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating The Belfrics Entities to issue any Membership Interests or any other Equity Security of The Belfrics Entities. All issued and outstanding Membership Interests of The Belfrics Entities are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights.

9

(b) No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of The Belfrics Entities to retire, repurchase, redeem or otherwise acquire any outstanding shares of Membership Interests of, or other ownership interests in, The Belfrics Entities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

5.8 Sellers are the sole holder of record and beneficial owner of all issued and outstanding The Belfrics Entities Membership Interests Stock. Except as expressly provided in this Agreement, no other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise. There is no voting trust, agreement or arrangement among any of the Holders of any Equity Securities of The Belfrics Entities affecting the exercise of the voting rights of any such Equity Securities.

5.9 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of the Belfrics Entities have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. The Belfrics Entities is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Belfrics Entities is a party or by which any of the Belfrics Entities’ properties, assets or rights are bound or affected. To the knowledge of the Belfrics Entities, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Belfrics Entities is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Belfrics Entities are not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Belfrics Entities, any event or circumstance relating to the Belfrics Entities that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Belfrics Entities from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Belfrics Entities and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Belfrics Entities’ knowledge, no such Proceeding has been threatened.

5.11 No Brokers or Finders. No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against LCLP for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and Sellers will indemnify and hold LCLP harmless against any liability or expense arising out of, or in connection with, any such claim.

10

5.12 Board Recommendation. The Board of the Belfrics Entities has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Belfrics Entities’ shareholder.

5.13 Assets. The Assets of the Belfrics Entities are as set forth on Exhibit A and are owned by the Belfrics Entities free and clear of any adverse interest, encumbrance or lien or any other thing that may prevent the Belfrics Entities from having good title thereto. Further, the Belfrics Entities represents and warrants that such assets have not been diminished or wasted in any way from date hereof through the closing date and that neither the Sellers nor the Belfrics Entities has allowed such assets to be encumbered in any way.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF LCLP

LCLP represents and warrants to Sellers and the Belfrics Entities as follows:

6.1 Organization and Qualification. LCLP is duly organized, validly existing and in good standing under the laws of the State of Wyoming, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. LCLP is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.

6.2 Authorization. LCLP has all requisite authority and power (corporate and other), to enter into this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations. The execution, delivery and performance by LCLP of this Agreement has been duly authorized by all necessary corporate action.

6.3 No Violation. The execution or delivery by LCLP of this Agreement will not, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of LCLP; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which LCLP is a party or by which the properties or assets of LCLP are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which LCLP, or any of the properties or assets owned or used by LCLP, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by LCLP or that otherwise relate to the business of, or any of the properties or assets owned or used by, LCLP, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

11

6.4 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Sellers for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

ARTICLE 7

COVENANTS OF THE BELFRICS ENTITIES AND SELLERS

7.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Belfrics Entities and Sellers will (a) afford LCLP and its agents, advisors and attorneys during normal business hours, full and free access to Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish LCLP and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as LCLP may reasonably request, and (c) furnish LCLP and its agents, advisors and attorneys with such additional financial, operating, and other data and information as LCLP may reasonably request.

7.2 Operation of the Business of the Belfrics Entities. Between the date of this Agreement and the Closing Date, the Belfrics Entities will:

(a) conduct its business only in the ordinary course of business;

(b) use its best efforts to preserve intact its current business organization and business relationships; and

(c) otherwise report periodically to LCLP concerning the status of its business, operations, and finances.

7.3 No Transfers of Equity Securities.

(a) Between the date of this Agreement and the Closing Date, Sellers shall not assign, transfer, mortgage, pledge or otherwise dispose of any or all of the Equity Securities (or any interest therein) or grant any Person the option or right to acquire such Equity Securities (or any interest therein).

(b) Between the date of this Agreement and the Closing Date, The Belfrics Entities shall not assign, transfer, mortgage, pledge or otherwise dispose of any Asset (or any interest therein) or grant any Person the option or right to acquire any Asset (or any interest therein).

7.4 Notification. Between the date of this Agreement and the Closing Date, The Belfrics Entities will promptly notify LCLP in writing if LCLP becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of LCLP, as the case may be.

12

7.5 Closing Conditions. Between the date of this Agreement and the Closing Date, each of LCLP, Sellers and The Belfrics Entities will use its commercially reasonable efforts to cause the conditions in Section 7 to be satisfied.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1 Intellectual Property Rights.

(a) Seller owns, or has exclusively licensed or otherwise has the exclusive right to use all Intellectual Property necessary for or material to the Business, in each case:

(i) without current payment obligations to any third party,

(ii) without restrictions currently applied under any agreement, including, without limitation, a coexistence agreement or a settlement agreement,

(iii) free and clear of any liens in existence as of the date hereof, and

(iv) not currently subject to termination by any third party.

(b) Exhibit 8.1(b) sets forth a true and complete list of all Intellectual Property owned by or licensed to seller necessary for or material to the Business, including, without limitation:

(v) issued patents,

(vi) registered and unregistered trademarks,

(vii) registered and unregistered trade names,

(viii) registered and unregistered service marks,

(ix) registered and unregistered copyrights,

(x) registered and unregistered designs,

(xi) registered domain names,

(xii) all pending applications in respect of any of the foregoing, and

(xiii) all trade secrets.

8.2 Maintenance Of Intellectual Property Rights. The Belfrics Entities has undertaken to maintain its right, title, and interest in and to all Intellectual Property owned by it and used in the Business as required by applicable law, regulation, or rule, including, without limitation:

(a) duly registering and/or filing, as applicable, all necessary affidavits of continuing use with each applicable governmental authority in each jurisdiction,

(b) paying all necessary maintenance fees that are due,

13

(c) submitting all information required to be disclosed to the appropriate governmental authority to the extent necessary so that no such agency would deem any proprietary right in any Intellectual Property invalid or unenforceable, and

(d) taking all other steps required by applicable law, regulation, or rule to continue all such rights in effect.

8.3 Licenses. The Belfrics Entities has made available to LCLP complete and correct copies of, and Schedule 8.3 sets forth as of the date hereof a true and complete list of all:

(a) license agreements relating to Intellectual Property used or reasonably anticipated to be used in the Business by which The Belfrics Entities is a licensee, as well as the status of each, and

(b) license agreements relating to Intellectual Property used or reasonably anticipated to be used in the Business by which The Belfrics Entities is a licensor, as well as the status of each.

(c) Licenses with any governmental authority used in the conduct of the business of the Belfrics Entities.

8.4 Infringement Of Third-Party Rights.

(a) Neither the Belfrics Entities nor any of its products or services has infringed on or otherwise violated, or is infringing on or otherwise violating, or could reasonably be construed as misappropriating, the Intellectual Property rights of any person.

(b) There is no suit, claim, action, administrative proceeding, investigation pending or, to the knowledge of the Belfrics Entities, threatened with respect to, and the Belfrics Entities has not been notified in writing of, any possible infringement or other violation by seller or any of its products or services of the Intellectual Property rights of any person and, to the knowledge of seller, there is no valid basis for any such claim.

(c) To the knowledge of the Belfrics Entities, there is no investigation pending or threatened with respect to any possible infringement or other violation by seller or any of its products or services of the Intellectual Property rights of any person.

(d) To the knowledge of the Belfrics Entities, there are no pending or threatened administrative proceedings challenging the validity or registration of any Intellectual Property.

8.5 Infringement By Third Parties.

(a) To the knowledge of seller, no person or any product or service of any person is infringing on or otherwise violating any Intellectual Property rights of seller, and seller has at no time notified any third party of any such possible infringement or other violation.

14

(b) Exhibit 8.5(b) sets forth as of the date hereof a true and complete list of all litigation, enforcement actions, or other administrative proceedings regarding any alleged infringement or violation of The Belfrics Entities’ rights in and to any Intellectual Property necessary for or material to the conduct of the Business, as well as dispositions of each (including, without limitation, settlement agreements and final opinions or orders).

8.6 No Conflicts Or Encumbrances. The execution and delivery of this agreement, the consummation of the transactions contemplated by this agreement, and the compliance with the provisions of this agreement do not and will not conflict with, result in any violation of or default under, or give rise to any:

(a) right, license, or encumbrance relating to any Intellectual Property owned or used by The Belfrics Entities or with respect to which seller now has or has had any agreement with any third party,

(b) right of termination, cancellation, or acceleration of any Intellectual Property right or obligation set forth in any agreement to or by which The Belfrics Entities is a party or bound, or any loss or encumbrance of any Intellectual Property or material benefit related thereto, or

(c) creation of a lien in or on any Intellectual Property or right.

8.7 Confidentiality.

(a) The Belfrics Entities has taken reasonable measures to maintain the confidentiality of its Intellectual Property, and every person employed by or contracted with The Belfrics Entities who has or had or may in the future have access to confidential or proprietary information (including, without limitation, agents, consultants, and independent contractors) has entered into a confidentiality and nondisclosure agreement with seller.

(b) The Belfrics Entities has provided buyer with copies of all forms of the confidentiality and nondisclosure agreements used by The Belfrics Entities, and has specifically identified in writing for buyer all confidentiality and nondisclosure agreements that deviate substantially from these forms with respect to seller’s Intellectual Property.

8.8 Assignment Of Intellectual Property Rights.

(a) Each of the former or current Key Personnel of The Belfrics Entities has assigned in whole or otherwise exclusively transferred and has pledged to undertake in the future all steps necessary to assign in whole or otherwise exclusively transfer to The Belfrics Entities or to The Belfrics Entities’ assigns, including buyer, all ownership and other rights of any nature whatsoever (to the extent permitted by law) of such person in any Intellectual Property owned, intended to be owned, or used by The Belfrics Entities.

15

(b) None of the former or current Key Personnel of the Belfrics Entities have a valid claim against seller in connection with the involvement of such persons in the conception and development of any Intellectual Property owned, intended to be owned, or used by seller, and no such claim has been asserted or, to the knowledge of the Belfrics Entities, threatened.

(c) To the knowledge of the Belfrics Entities, none of the Key Personnel of the Belfrics Entities has any patents issued or applications pending for any device, process, design, or invention of any kind now used or needed by the Belfrics Entities in furtherance of the Business, which patents or applications have not been assigned to the Belfrics Entities.

8.9 Further Assurances. The Belfrics Entities warrants that it will execute and deliver, in any and all jurisdictions throughout the world, any instruments and perform any acts that may be reasonably necessary to fully effectuate and record the assignment of the rights, titles, and interests to the Intellectual Property assigned to LCLP pursuant to this agreement.

ARTICLE 9

Additional agreements

9.1 Appointments and Resignations. Upon Closing, Praveenkumar Vijayakumar shall be appointed to the board of directors of LCLP

ARTICLE 10

TERMINATION

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by mutual consent of the Belfrics Entities and LCLP (acting jointly);

(b) by the Belfrics Entities, if any of the conditions have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Belfrics Entities to comply with its obligations under this Agreement) and the Belfrics Entities has not waived such condition on or before the Closing Date; or (ii) by LCLP, if any of the conditions have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of LCLP to comply with its obligations under this Agreement) and LCLP has not waived such condition on or before the Closing Date;

(c) by either the Belfrics Entities or LCLP (acting jointly), if there shall have been entered a final, non-appealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby;

16

(d) by LCLP, if, prior to the Closing Date, the Belfrics Entities or The Belfrics Entities is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within 10 days of the date of notice of default served by LCLP claiming such breach; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to LCLP if LCLP is in material breach of this Agreement at the time notice of termination is delivered;

10.2 Effect of Termination. Each party’s right of termination under Section 10.1is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate.

ARTICLE 11

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 Public Announcements. The Belfrics Entities may issue a press release disclosing the transactions contemplated hereby. LCLP and The Belfrics Entities shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

11.3 Confidentiality.

(a) Subsequent to the date of this Agreement, The Belfrics Entities and LCLP will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

17

(b) In the event that any party is required to disclose any information of another party pursuant to clause (i) or (ii) of Section 11.3(a), the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

(c) If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) if delivered in person or by courier, (b) if sent by nationally recognized overnight delivery service, (c) if mailed by certified or registered mail, postage prepaid, return receipt requested, or (d) if transmitted by facsimile with receipt confirmed, as follows:

If to the Belfrics Entities:	Unit Level 4(A),
Main Officer Tower, Financial
Park Labuan 87000, Malaysia

If to LCLP:	18851 NE 29th Ave., Suite 700
Aventura, FL 33180
Attn: Robert Grinberg

With a copy, which shall not constitute notice, to:

Jonathan D. Leinwand, P.A.
18305 Biscayne Blvd., Suite 200
Aventura, FL 33160

18

or to such other address as the Party to be notified shall have furnished to the other Parties in writing. Any notice given in accordance with the foregoing shall be deemed to have been given, (i) at the time of delivery, when delivered in person or by courier, (ii) one business day after sending by nationally recognized overnight delivery service, (iii) three business days following the date on which it shall have been mailed by certified or registered mail, postage prepaid, return receipt requested, or (iv) at the time of transmittal, when transmitted by facsimile with receipt confirmed.

11.5 Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Miami-Dade County, Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having proper jurisdiction.

11.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

11.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

19

11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.12 Governing Law. This Agreement will be governed by the laws of the State of Wyoming without regard to conflicts of laws principles.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

20

IN WITNESS WHEREOF, the parties have executed and delivered this Acquisition Agreement as of the date first written above.

Belfrics BT Pvt Ltd, an India corporation

Belfrics Cryptex Pvt Ltd, an India corporation

Belfrics Tanzania Ltd, a Tanzania corporation

Belfrics Nigeria Pvt Ltd, a Nigeria corporation

Belfrics BT SDN BHD, a Malaysia corporation

Belfrics Holding Limited, a Malaysia corporation

Belfrics Academy SDN BHD, a Malaysia corporation

Belfrics International Ltd, a Malaysia corporation

Belfrics Europe SL, a Spain corporation

Belfrics Kenya Ltd, a Kenya corporation

By:
Name:	Praveenkumar Vijayakumar
Title:	CEO

LIFE CLIPS, INC.
a Wyoming corporation

By:
Name:	Robert Grinberg
Title:	CEO

21

Exhibit A

Asset List

To be provided prior to closing

22

EXHIBIT B

To be provided prior to closing

23

Exhibit C

Sellers

Praveenkumar Vijayakumar

Name

Maya Praveen Kumar

Name

Jabeer K M

Name

24

Schedule 2.1(b)

To be provided prior to closing

25

Schedule 2.1(c)

Milestone criteria for Exchange division:

Total revenue generated

Total customers onboarded

Milestone 1

(a)	Total Revenue > $1 million per month = $2,000,000 in Series C Preferred Stock
(b)	total onboarded users > 100,000 = $2,000,000 in Series C Preferred Stock

Milestone 2

(a)	Total Revenue generated > $2 million per month = $3,000,000 in Series C Preferred Stock
(b)	total onboarded users > 200,000 = $3,000,000 in Series C Preferred Stock

Milestone criteria for Tech Division:

Total revenue generated

Total number of users onboarded for Decentralized Applications (“DApps”)

Milestone 1

(a)	Total revenue generated > $500,000 = $1,000,000 in Series C Preferred Stock
(b)	total onboarded users for all DApps > 100,000 = $1,000,000 in Series C Preferred Stock

Milestone 2

(a)	Total revenue generated > $1,000,000 = $1,500,000 in Series C Preferred Stock
(b)	total onboarded users for all DApps > 200,000 = $1,500,000 in Series C Preferred Stock

26

Schedule 8.1(b)

To be provided prior to closing

27

Schedule 8.3

To be provided prior to closing

28

Exhibit 8.5(b)

To be provided prior to closing

29